Consent of Independent Registered Public Accounting Firm

The Board of Trustees/Directors

Oppenheimer Funds

We consent to the use of our reports, with respect to the financial statements and financial highlights of the predecessor funds listed in Appendix I, that are part of the Oppenheimer Funds mutual fund group, each incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses, and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ KPMG LLP
Denver, Colorado
May 22, 2019

Appendix I

Predecessor Fund Name	Fiscal Year End	Audit Report Date
Oppenheimer Capital Appreciation Fund	August 31, 2018	October 25, 2018
Oppenheimer Discovery Fund	September 30, 2018	November 21, 2018
Oppenheimer Equity Income Fund	October 31, 2018	December 21, 2018
Oppenheimer Real Estate Fund	April 30, 2018	June 22, 2018
Oppenheimer Rochester Short Duration High Yield Municipal Fund	September 30, 2018	November 21, 2018
Oppenheimer Senior Floating Rate Fund	July 31, 2018	September 26, 2018
Oppenheimer Senior Floating Rate Plus Fund	July 31, 2018	September 26, 2018
Oppenheimer Short Term Municipal Fund, formerly Oppenheimer Rochester Short Term Municipal Fund	May 31, 2018	July 25, 2018
Oppenheimer Master Loan Fund, LLC	September 30, 2018	November 21, 2018